Exhibit 3.18(b)

CERTIFICATE OF MERGER

OF

BAER ENTERPRISES, INC.

INTO

ROBERT J. BAER, INC.

Pursuant to the provisions of Chapter 10 on the New Jersey Business Corporation Act, the undersigned corporations, Robert J. Baer, Inc., a New Jersey corporation and Baer Enterprises, Inc., a New Jersey corporation, adopt the following Certificate of Merger for the purpose of merging Baer Enterprises, Inc. into Robert J. Baer, Inc.:

PLAN OF MERGER

1. The Plan of Merger setting forth the terms and conditions of the merger of Baer Enterprises, Inc. into Robert J. Baer, Inc. is annexed to this Certificate as an exhibit.

ADOPTION OF THE PLAN

2. The Plan of Merger was approved by the Board of Directors of Robert J. Baer, Inc. at a special meeting of the board held on July 30, 1992 and the approval of the shareholders of Robert J. Baer, Inc. or Baer Enterprises, Inc. is not required to effectuate the Plan of Merger pursuant to N.J.S.A. 14A:10-5.1.

(a)	Baer Enterprises, Inc. has one class of common stock and one class of preferred stock, currently issued and outstanding, as follows:

Common Stock 1,050.5 shares

Preferred Stock 1,950 shares

(b)	Robert J. Baer, Inc. owns the issued and outstanding stock of Baer Enterprises, Inc. as follows:

Common Stock 1,050.5 shares (100%)

Preferred Stock 1,950 shares    (100%)

EFFECTIVE DATE

3. The Plan of Merger shall be effective upon the filing of this Certificate with the Secretary of State.

IN WITNESS WHEREOF, each of the undersigned corporations has caused this Certificate to be signed and sealed this 30 day of July 1992.

ATTEST:

BAER ENTERPRISES, INC.

/s/ Herbert J. Mitschele	By:	/s/ Michael D. Mitschele
Herbert J. Mitschele, III, Secretary		Michael D. Mitschele, President

ATTEST:	ROBERT J. BAER, INC.

/s/ Herbert J. Mitschele	By:	/s/ Michael D. Mitschele
Herbert J. Mitschele, III		Michael D. Mitschele, President